CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND
(II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER RESEARCH COLLABORATION AGREEMENT
Dated as of March 22, 2022
By and Among
COMPASS Pathfinder Limited,
King’s College London
And
South London and Maudsley NHS Foundation Trust

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Schedule 1 MASTER ACTIVITY PLAN
SCHEDULE 2 COLLABORATION PLAN
Schedule 3 PROJECT PlaN
Schedule 4 MAUDSLEY HOSPITAL refurbishment and LEASE ARRANGEMENT
SCHEDULE 5 bETHLEM HOSPITAL Construction and LEASE ARRANGEMENT
SCHEDULE 6 TEMPLATE DATA SHARING AGREEMENT (TRANSFER WITHIN UK AND EEA)
SCHEDULE 7 MODEL CLINICAL TRIAL AGREEMENT
SCHEDULE 8 TEMPLATE INVESTIGATOR INITIATED CLINICAL TRIAL AGREEMENT
SCHEDULE 9 DEVELOPMENT MANAGEMENT AGREEMENT; ESTIMATED MANAGEMENT COSTS

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MASTER RESEARCH COLLABORATION AGREEMENT
THIS MASTER RESEARCH COLLABORATION AGREEMENT, dated as of March 22, 2022 (the “Effective Date”), is made by and among:
(1)    COMPASS Pathfinder Limited a company incorporated in England and Wales under company number 10229259, with its registered offices at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom (“COMPASS”); and
(2)    King’s College London, with its registered offices at Strand Building, Strand Campus, Strand, London, WC2R 2LS, United Kingdom (“KCL”); and
(3)    South London and Maudsley NHS Foundation Trust, with its registered offices at Bethlem Royal Hospital, Monks Orchard Road, Beckenham BR3 3BX, United Kingdom (“SLaM”).
RECITALS
WHEREAS, COMPASS is a mental health care company dedicated to accelerating patient access to evidence-based innovation in mental health, with a vision to cultivate a world of mental wellbeing and transform the patient experience in mental health care;
WHEREAS, KCL is an internationally renowned university delivering exceptional education and world-leading research, and is dedicated to driving positive and sustainable change in society and realizing its vision of making the world a better place;
WHEREAS, SLaM is part of an academic health sciences centre called King’s Health Partners with KCL, and Guy’s and St Thomas’ NHS Foundation Trust and King’s College Hospital NHS Foundation Trust, and is a leader in improving health and well-being – locally, nationally and globally;
WHEREAS, COMPASS, KCL and SLaM have collaborated with each other on psilocybin therapies, psychedelic therapies, and other mental health initiatives over the past several years, which efforts have highlighted to each of them a deep commitment to a shared vision of cultivating a world of mental well-being;
WHEREAS, the Parties wish to strengthen this commitment by entering into a strategic collaboration with an overarching goal of accelerating patient access to evidence-based innovation in mental health care by driving forward research in psilocybin therapy and other novel psychedelic therapies (“Collaboration Mission”);
WHEREAS, to advance the Collaboration Mission, the Parties contemplate a mutually agreed Master Activity Plan outlining the five (5) Pillars of interlocking collaborative activities designed to achieve the collective vision of mental healthcare transformation and outlining the parties’ activities across the different Pillars;
WHEREAS, this MRCA will set forth the governance provisions, coordination, guiding principles, overall framework, umbrella terms and conditions, objectives, and commitments for the implementation of the Master Activity Plan through each of the activity Pillars;
WHEREAS, the Project Contracts will set forth principles and terms and conditions specific to the Projects laid out in the accompanying Collaboration Plans; and
WHEREAS, it is understood that not all the Parties will participate in each Project and the Participating Parties may enter into one or more separate Project Contracts to effect the Collaboration Mission.

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NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:
Article 1
DEFINITIONS AND INTERPRETATION
1.1Defined Terms: Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:
“Academic Parties” means each of KCL and SLaM.
“Affiliate” means any person or entity that controls, is controlled by, or is under common control with a specified person or entity. For purposes of this definition, “control” is presumed to exist if one or more of the following conditions are satisfied: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) (or, if fifty percent (50%) or less, the maximum ownership interest permitted by law) of the stock having the right to vote for the election of directors, (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) (or, if fifty percent (50%) or less, the maximum ownership interest permitted by law) of the equity or income interest, or (iii) in the case of any entities, the direct or indirect ownership or control (by contract, operation of law or otherwise) of the power to direct the management and policies of any entity.
“Agreement” means this MRCA and any exhibits and Schedules attached hereto as each of the foregoing may be amended from time to time.
“Alliance Manager” has the meaning set forth in Clause 3.6.
“Applicable Law” means all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority of a country, in each case to the extent applicable to the respective activities of each Party under this Agreement.
“Background IP” means, with respect to a Party, all Intellectual Property Rights that (a) with respect to this Agreement is (i) controlled by a Party prior to the Effective Date or (ii) [***], created, [***] by or for a Party after the Effective Date [***] of this Agreement; and (b) with respect to any Project Contract is (i) controlled by a Party prior to the effective date of such Project Contract or (ii) [***], created, [***] by or for a Party after the effective date of such Project Contract that is outside of the scope of such Project Contract.
“Business Day” means any day except Saturday, Sunday or a day on which commercial banks are closed in London, England.
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
“Claim” has the meaning set forth in Clause 11.1.
“Collaboration Mission” has the meaning set forth in the Recitals.

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“Collaboration Opportunity” has the meaning set forth in Clause 3.1.3(d).
“Collaboration Plan” has the meaning set forth in Clause 2.1.3. Each Collaboration Plan shall be deemed to be the [***] of each Party.
“Commercialization” means any and all activities directed to the marketing, [***], and sale of a product or therapy.
“COMPASS” has the meaning set forth in the preamble.
“Confidential Information” means (a) the terms of this Agreement, and (b) any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, Know-How, Intellectual Property, and other information that is disclosed by one Party to another Party pursuant to this Agreement (including information disclosed prior to the Effective Date), [***] and regardless of whether such information is in written, oral, electronic, or other form.
“Control” or “Controlled” means, (i) with respect to any Intellectual Property Right and a Party or its Affiliate, the ability of such Party or its Affiliate (whether by ownership or license, other than pursuant to a license granted under this Agreement), as applicable, to assign, transfer or grant access to, or a license or sublicense of, or grant the ability to prosecute, maintain or enforce, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or (ii) with respect to change of control “Control” has the meaning given in section 1124 of the Corporation Tax Act 2010.
“Controller” shall have the meaning given it in the Data Protection Laws.
“Data Protection Laws” means all applicable legislation relating to data protection and privacy as applicable to the Parties and/or this Agreement including without limitation, the EU General Data Protection Regulation 2016/679 (GDPR), the GDPR in such form as incorporated into the laws of the United Kingdom (UK GDPR), the Data Protection Act 2018, and any associated implementing legislation and regulations in EEA member states or otherwise; and any guidance, guidelines, codes of practice, approved codes of conduct or approved certification mechanisms issued by any relevant data protection supervisory authority; in each case, as in force and applicable, and as amended, supplemented or replaced from time to time.
“Data Subject” shall have the meaning given it in the Data Protection Laws.
“Development” means with respect to any product, any and all internal and external research, development and regulatory activities regarding such product.
“Designated Officers” means in respect of each one of the Parties, the individuals appointed by each of the Parties as Designated Officers who shall have the authority to bind the entity, as notified by the Parties to each other from time to time.
“Design and Development Management Costs” means the costs [***] in relation to the management of the design, development and refurbishment of properties known as 5 Windsor Walk and Bethlem Hospital, the estimates of which are set out in Schedule 9 (Estimated Management Costs).
“Disclosing Party” has the meaning set forth in Clause 6.1.
“Dispute” has the meaning set forth in Clause 14.1.
“EIR” means the Environmental Information Regulations 2004 (as amended).

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“External Funding” means any funding or assistance provided for any Project or to any Party for use in respect of any Project by a Third Party.
“FCA” has the meaning set forth in Clause 6.7.2.
“Financial Contribution” means with respect to a Project, the financial contribution to be made by a Participating Party[***], includes any Investment Amount.
“Finance Subcommittee” has the meaning set forth in Clause 3.1.4.
“FOIA” means the Freedom of Information Act 2000 (as amended).
“Force Majeure Event” has the meaning set forth in Clause 17.4.
“Indemnified Party” has the meaning set forth in Clause 11.4.
“Indemnifying Party” has the meaning set forth in Clause 11.4.
“Information Commissioner” shall have the meaning given it in the Data Protection Laws.
“Insolvency Event” means any Party:
(a)suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;
(b)commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party;
(c)applies to court for, or obtains, a moratorium under Part A1 of the Insolvency Act 1986;
(d)a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that Party other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that Party; and/or
(e)suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business.
“Intellectual Property Rights” means any Patents, Know-How, rights to inventions, trademarks, service marks, registered designs, copyrights, including copyrights in any Software, trade secrets, database rights, design rights, rights to use and protect Confidential Information.
“Investment Amount” means the amount of funding to be provided by COMPASS to a Participating Party upon the achievement of one or more milestones by one or more of the Parties as described in the Master Activity Plan.
“IP and Data Governance Subcommittee” has the meaning set forth in Clause 3.1.4.
“JCC” has the meaning set forth in Clause 3.2.1.
“JSC” has the meaning set forth in Clause 3.1.1.

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“KCL” has the meaning set forth in the preamble.
“Know-How” means any information and materials, whether tangible or intangible, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols (including clinical trial protocols), practices, formulas, data, inventions, algorithms, techniques, governmental or regulatory information, forecasts, profiles, strategies, plans, results, know-how and trade secrets (in each case, regardless of whether patentable, copyrightable or otherwise), but excluding [***].
“Lease” means the lease relating to the property known as 5 Windsor Walk and/or the lease relating to the new building to be constructed at the property known as Bethlem Hospital to be entered into between the Participating Parties in respect of the Model Clinic Pillar attached hereto as Schedule 4 and Schedule 5 respectively.
“Location” has the meaning set forth in Clause 2.2.1(i).
“Loss” has the meaning set forth in Clause 11.1.
“Master Activity Budget” or “MAP Budget” has the meaning given in Clause 2.1.2.
“Master Activity Plan” has the meaning set forth in Clause 2.1(b). The Master Activity Plan shall be attached hereto in Schedule 1 of this Agreement.
“MRCA” shall mean this Master Research Collaboration Agreement as amended from time to time.
“Participating Party” means each Party that has entered into a Project Contract, as applicable with respect to a Project.
“Party” means each of SLaM, KCL and COMPASS and any Person who becomes a party to this Agreement pursuant to Clause 17.2, and together the “Parties.”
“Patent Rights” means all patents, patent applications or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, [***], continued prosecution applications, requests for continued examinations, reissues, reexaminations, revalidations, registrations, supplementary protection certificates and extensions thereof, in any country of the world. For clarity, any Patent Rights shall include any future Patent Rights that claim priority to or common priority with such Patent Rights or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.
“Party Vote” has the meaning set forth in Clause 3.7.1.
“Permitted Recipients” has the meaning set forth in Clause 6.3.
“Permitted Territories” means the United Kingdom (UK), the European Economic Area (EEA), or another country deemed adequate for the transfer of Personal Data (as applicable) by the UK or European Commission (for EEA transfers) pursuant to Data Protection Laws.
“Person” means any individual, unincorporated organization or association, entity, governmental authority or governmental agency.
“Personal Data” shall have the meaning given it in the Data Protection Laws.
“Pillar” means activities associated with each of the key subject matter areas of interest in achieving the Collaboration Mission, as described more specifically in the applicable Collaboration Plan set out in Schedule 2.

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“Pillar Progress Plan” has the meaning set forth in Clause 3.1.3(t).
“Pre-Trial Activities” means, in relation to a Project under the Sponsored Research Pillar and a Project under the Investigator Initiated & Academic Studies Pillar, a set of protocols and activities to be carried out by one or more of the Participating Parties to a Project in preparation for a clinical trial and prior to those Parties entering into a Project Contract in respect of that Project. By way of example, the following activities may constitute Pre-Trial Activities: review and confirmation of target population and recruitment strategy; review of resource and capacity in the facilities (and upon completion of development works, 5 Windsor Walk and or Bethlem Hospital as appropriate); review of resource capacity in pharmacy; review of resource capacity in support departments as applicable (e.g. neuroimaging).
“Processing” shall have the meaning given it in the Data Protection Laws.
“Processor” shall have the meaning given it in the Data Protection Laws.
“Prohibited Act” means, a Party:
(a)offering, giving, or agreeing to give the other Parties (or any of their officers, employees or agents) any gift or consideration of any kind as an inducement or reward for doing or not doing or for having done or not having done any act in relation to the obtaining of performance of this Agreement or any other contract with the other Parties, or for showing or not showing favour or disfavour to any person in relation to this Agreement or any other contract with the other Parties; and
(b)in connection with this Agreement, paying or agreeing to pay any commission, other than a payment, particulars of which (including the terms and conditions of the agreement for its payment) have been disclosed in writing to the other Party or Parties; or
(c)committing an offence under the Bribery Act 2010.
“Project” means [***] each separate and distinct project to be implemented [***] as contemplated in the applicable Collaboration Plan, and as described more specifically in such applicable Project Plan and the relevant Project Contract.
“Project Budget” has the meaning set forth in Clause 4.2.
“Project Contract” means [***] a separate written agreement entered into by the applicable Participating Parties [***].
“Project Manager” has the meaning set forth in Clause 2.2.1.
“Project Period” has the meaning set forth in Clause 2.2.4.
“Project Plan” means, with respect to a Project, a written document that sets forth the activities to be conducted pursuant to such Project.
“Project Start Date” means with respect to a Project, the date on which the Project commences as set forth in the applicable Project Contract.
“Public Release” has the meaning set forth in Clause 9.2.
“Receiving Party” has the meaning set forth in Clause 6.1.
“Request for Information” means a request for information or an apparent request under the FOIA or the EIR.

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“Restricted Third Party” means any person (i) whose business activities involve or relate to arms, gambling, pornography or tobacco or (ii) who is the subject of any sanctions imposed by the governments of [***].
“SLaM” has the meaning set forth in the preamble.
“Software” means computer programs and other software, modules, routines, libraries, macros, scripts, portals, platforms, source code, object code, binary code, executable code, methodologies, algorithms, architecture, structure, software engines, display screens, utilities, user interfaces, layouts, development tools, instructions, templates, data formats, database management code and databases.
“Study Drug” means [***], [***] drug candidate(s) as described in the applicable Project Plan.
“Subcommittee” means any subcommittees formed by the JSC or a JCC pursuant to Clause 3.1.4.
“Success Criteria” means any objective criteria or milestone used for the determination of the successful completion of a Project or Pillar, as applicable.
“Territory” means, with respect to a Pillar, the countries in the world that are identified in the applicable Collaboration Plan, as applicable, together with their respective territories and possessions.
“Third Party” means any Person other than a Party or its Affiliates.
“VAT” means value added tax chargeable under the Value Added Tax Act 1994, or any tax replacing that tax.
“Working Group” has the meaning set forth in Clause 3.4.
“Works” means all records, reports, documents, papers, drawings, designs, transparencies, photos, videos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the Parties in connection with this Agreement.
1.2Headings shall not affect the interpretation of this Agreement.
1.3A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.4The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
1.5A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.6Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.7Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

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1.8Unless expressly provided otherwise in this Agreement, reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.
1.9Unless expressly provided otherwise in this Agreement, a reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision.
1.10Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.
1.11References to a document in agreed form are to that document in the form agreed by the parties as at the Effective Date.
1.12References to Clauses, Schedules and Articles are to the clauses, Schedules and Articles of this Agreement.
1.13Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.
Article 2
STRATEGIC COLLABORATION
1.1Strategic Collaboration Plans and Overall Approach.
1.1.1MRCA. The Parties intend this MRCA to serve as the master agreement allowing the Parties to define the overall structure and process for the collaboration activities spawned from the Master Activity Plan [***] all of which are intended to govern the activities contemplated under each of the MAP and Collaboration Plans. Project Contracts (detailed in Clause 2.2. below) will reference this MRCA [***]. Notwithstanding anything to the contrary herein, all Project Contracts shall be consistent with the terms and conditions of this MRCA unless expressly agreed otherwise by all the Parties and expressly stated in the relevant Project Contract making specific reference to this Section 2.1.1, and all Project Plans shall be consistent with advancing the activities outlined in the MAP and associated Collaboration Plan.
1.1.2Master Activity Plan. The Parties will agree to an initial overarching master plan [***] budget (“MAP Budget”) the Parties currently posit as reasonably necessary to achieve the mutually agreed Collaboration Mission (“Master Activity Plan” or “MAP” attached as Schedule 1). The Master Activity Plan will initially be comprised of [***] Pillars representing the key subject matters of interest to advance the Collaboration Mission. This MRCA and the MAP will serve as a high-level vehicle to guide coordination, timing, and execution between the Pillars, as well as certain financial incentives to achieve the mutually agreed Collaboration Mission milestones. The Parties will coordinate through the JSC to oversee any amendments to the MAP or MAP Budget, including any additions or removal of Pillars or budgetary changes.
1.1.3Collaboration Plans. Each Pillar in the MAP will have a detailed Collaboration Plan outlining each of the Projects consistent with the MAP Budget reasonably necessary to achieve each of the Pillar-specific Collaboration Missions; including [***] as outlined in Schedule 2 (“Collaboration Plan”). The JCC responsible for such Pillar shall coordinate the generation of an initial Collaboration Plan for each Pillars (accompanied by a budget consistent with the MAP Budget allocation) and within six (6) months of the Effective Date submit such Collaboration Plan to the JSC for approval. The [***] Collaboration Plans tied to each of the initial Pillars shall be set forth in Exhibit A-E of Schedule 2. It is anticipated that the JCC will continue to evolve their respective Collaboration Plans with additional Projects as the Collaboration Mission advances through their Pillar. The Parties

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will coordinate through the requisite JCC to oversee any amendments to the Collaboration Plans, including any additions or removal of Projects. Any substantive amendment to a Collaboration Plan shall be subject to JSC approval. Any budget changes will be handled at the MAP and MAP Budget level.
1.1.4Project Plans. Each Project outlined in the Collaboration Plan shall be operationalized through a Project Contract and a Project Plan. The Parties contemplate that there will be one or more Projects to be completed under each Pillar by one or more Participating Parties. Matters generally expected to be addressed in each Project Plan are outlined in Schedule 3. The Participating Parties in the Project shall prepare a Project Plan. The JCC responsible for the Pillar that spawns the Project shall review the Project Plan to ensure that it is consistent with the MAP, the relevant Collaboration Plan, and is an appropriate allocation of the MAP Budget for such Pillar and, if acceptable, approve such Project Plan.
1.2Projects Contracts; Pillar Specific Project Contract Templates
1.1.1Generally.
(a)Participating Parties and shall implement a JCC approved Project Plan and the mutually agreed budget [***]
(b)Each Project Contract implementing a Project Plan shall include:
(i)[***]
(ii)[***]
(iii)[***]
(iv)[***]
(v)[***]
(vi)[***]
(vii)[***]
(viii)[***]
(ix)[***]
(x)[***]
1.1.2Sponsored Research Pillar. Under Sponsored Research Pillar, the relevant Collaboration Plan (Schedule 2, Exhibit A) will provide for a series of Projects in which COMPASS will be responsible [***] for the clinical study as shall be set forth in a JCC approved Project Plan and the mutually agreed budget (aligned with the MAP Budget). COMPASS and one or more Participating Parties will enter into a Sponsored Research Project Contract to execute on such Project Plan (“Sponsored Research Agreement” or “SRA”). The SRA shall take substantially the form of the template contract set out in Schedule 7 of this MRCA [***]. Accordingly, each of the Parties agrees that any amendments, changes, updates and variations to that template contract which are made [***] from time to time shall be deemed to be incorporated into the document set out at Schedule 7 so that any new SRA shall include any such amendments, changes, updates and variations; provided however, any such amendments, changes, updates or variations which are made to the template contract shall not apply to any pre-existing SRA unless the relevant Participating

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Parties make any specific amendments [***] to the relevant SRA; further provided, any such amendments, changes, updates or variations which are made to the template contract shall not be adopted to the extent they are inconsistent with the terms and conditions of this MRCA unless expressly agreed otherwise by all the Parties and expressly stated in the relevant Project Contract making specific reference to this Section 2.2.2.
1.1.3Model Clinic Pillar. Under the Model Clinic Pillar, the Collaboration Plan (Schedule 2, Exhibit B) will provide for a series of Projects in which the Parties will work together to design and build model psychedelic treatment clinics incorporating, among other things, COMPASS Know-How and design, as set forth in a JCC approved Project Plan and the mutually agreed budget (aligned with the MAP Budget). It is anticipated that one or more Participants Parties will enter into a series of [***] Project Contracts on commercially reasonable terms and conditions and in accordance with the budget to implement Project Plans. As of the Effective Date, the contemplated [***] Project Contracts include:
(a)in relation to the property at Maudsley Hospital, Denmark Hill, London SE5 8A2 also known as 5 Windsor Walk, [***]
(b)in relation to the building to be constructed on the Bethlem Hospital site [***]
(c)[***]
1.1.4Real World Data/Evidence Pillar. Under the Real World Data Pillar, the Collaboration Plan (Schedule 2, Exhibit C) will provide for a series of Projects in which the Participating Parties will collaborate on performing [***] analysis of existing patient data sets as shall be set forth in a JCC approved Project Plan and the mutually agreed Project Budget (aligned with the MAP Budget). One or more Participating Parties will enter into a Project Contract on commercially reasonable and customary terms [***]. If appropriate, a Project Contract shall be subject to the standard governance procedures and approvals of the Clinical Record Interactive Search (“CRIS”) application and the Participating Parties will generate a suitable template agreement to address ongoing Projects which shall be added to Schedule 5.
1.1.5Training Pillar. Under the Training Pillar, the Collaboration Plan (Schedule 2, Exhibit D) will provide for a series of Projects in which the Participating Parties will collaborate to advance [***] therapist course offerings to train the next generation of therapists, clinicians, and research in the delivery of [***] psychedelic therapies as shall be set forth in a JCC approved Project Plan and the mutually agreed budget (aligned with the MAP Budget). The Project Contract shall take substantially the form of an agreement to be attached upon the finalization of the applicable Collaboration Plan.
1.1.6Investigator Initiated & Academic Studies Pillar. Under Investigator Initiated & Academic Studies Pillar, the relevant Collaboration Plan (Schedule 2, Exhibit E) will provide for a series of Projects in which an Academic Party will be responsible for designing certain clinical trials and serving as the regulatory sponsor for the clinical study as shall be set forth in a JCC approved Project Plan and the mutually agreed budget (aligned with the MAP Budget). The IIS Project Contract shall take substantially the form of an agreement set out in Schedule 8 of this Agreement.
1.1.7Material Transfer Agreement. In the event a Participating Party agrees to the transfer any biological, chemical or other physical material (including any Study Drug) not otherwise covered in the governing Project Contract to any of the other Participating Parties, such transfer shall be subject to the terms of a separate Materials Transfer Agreement to be entered into by the applicable Participating Parties in substantially the standard form of agreement the transferring Participating Party uses for material transfer and, in any event, standard and customary in the industry.

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Article 3
GOVERNANCE
1.1Joint Steering Committee.
1.1.1Formation and Purpose of the JSC. Promptly, but not more than thirty (30) days after the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to serve as [***] decision-making body for the activities to be conducted by the Parties pursuant to this MRCA with respect to the strategic collaboration. The Parties anticipate that the JSC will not be involved in [***], but shall serve as the [***]decision-making body during the Term of this MRCA. The JSC may establish Subcommittees (defined below) as set forth in Clause 3.1.4 below. For clarity, the JSC shall not have any authority beyond the specific matters set forth in this Clause 3.1, and in particular shall not have any power to [***] waive a Party’s compliance with this MRCA.
1.1.2Membership. Each Party will designate up to [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JSC. The JSC will be comprised of an equal number of representatives from each of COMPASS, KCL and SLaM. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Each of the Parties will designate one of its JSC members as one of the co-chairpersons of the JSC. [***] The lead co-chairperson or their designee, in collaboration with the Alliance Managers, shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Such minutes shall not be finalized until all JSC members have had an adequate opportunity to review and confirm the accuracy of such minutes.
1.1.3Specific Responsibilities of the JSC. The JSC shall have the following responsibilities with respect to the collaboration:
(a)manage the overall strategic alignment among the Parties with respect to the collaboration under this MRCA and maintain the relationships among the Parties;
(b)manage the overall strategic alignment among the Parties with respect to each Pillar and across the Pillars;
(c)manage the overall strategic alignment among the Parties and approve a Master Activity Plan consistent with the Pillars, to be amended from time to time as needed or agreed upon;
(d)evaluate and identify additional opportunities for the Parties to collaborate that are consistent with the Collaboration Mission (a “Collaboration Opportunity”);
(e)for each Collaboration Opportunity, determine by which Pillar such Collaboration Opportunity would be governed;
(f)evaluate and determine whether there should be any changes to the scope of the Collaboration Mission, including any corresponding changes to the scope or mission of a Pillar;
(g)determine whether to extend the time needed to finalize each of the Collaboration Plans for each of the Pillars in accordance with Clause 2.1(c);
(h)determine whether any amendments should be made to any of the Collaboration Plans with respect to the overall goals and scope of a Pillar;

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(i)encourage and facilitate communication and the flow of information between the Parties with respect to their respective activities relating to the Development and Commercialization of any products in connection with or arising under this MRCA;
(j)oversee the JSC’s Subcommittees, including the Joint Collaboration Committees, and ensuring effective participation in each such Subcommittee’s operations by any of its members;
(k)assign responsibilities that may fall within the purview of more than one Subcommittee to a particular Subcommittee or more than one Working Group to a particular Working Group, as further defined in Clause 3.1.4;
(l)establish such additional Subcommittees and Working Groups as it deems necessary to achieve the objective and intent of this MRCA;
(m)establish and delegate specifically defined duties to any additional subcommittees the JSC decides to form and any other operational committees or ad hoc subcommittees;
(n)serve as an initial forum for discussion of any strategies, issues or disputes relating to patent and other intellectual property matters;
(o)resolve any issues or disputes on matters escalated to the JSC by any subcommittees, committees or groups established pursuant to this Clause 3 on an informal basis and in good faith prior to the initiation of escalation or other formal dispute resolution mechanisms hereunder, including any matters relating to the withdrawal of a Participating Party;
(p)review, discuss, and determine whether to approve any amendments to the Master Activity Plan or a Collaboration Plan for a Pillar proposed by a Party or the JCC;
(q)review, discuss, and determine whether to approve any amendments to the Master Activity Budget and the Project Budgets [***];
(r)review the progress reports on the activities conducted pursuant to a Collaboration Plan for a Pillar (each, a “Pillar Progress Plan”) as submitted by the applicable JCC in accordance with Clause 3.2.3;
(s)review each Pillar Progress Plan and coordinate and manage the pace of activities to be completed under each Collaboration Plan [***] review and resolve any disputes of any Subcommittee or Working Group;
(t)address any other matters referred to the JSC by the terms of this MRCA; and
(u)perform such other functions as appropriate to further the purposes of this MRCA as determined by the Parties in writing.
1.1.4Formation and Dissolution of Subcommittee(s). From time to time, in addition to the Joint Collaboration Committees and working groups described in Clause 3.4 below, the JSC may in its discretion, establish additional subcommittees from time to time to handle specific matters within the scope of the JSC’s area of authority and responsibility (each, a “Subcommittee”), and no Subcommittee’s authority and responsibility may be greater than that of the JSC itself. Each Subcommittee shall have such authority and responsibility as determined by the JSC at the time of formation of such Subcommittee and from time to time thereafter. The JSC shall determine when each Subcommittee shall be

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dissolved. [***] (“IP and Data Governance Subcommittee”). For each of the aforementioned Subcommittees, COMPASS shall appoint a co-chairperson who shall be responsible for calling meetings, preparing, and circulating an agenda in advance of any meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter and presenting the Subcommittee’s recommendations and reports to the JSC.
1.2Joint Collaboration Committee.
1.1.1Formation and Purpose of the JCC. Promptly, but not more than thirty (30) days after the approval of a Master Activity Plan, the Parties shall establish a Joint Collaboration Committee (“JCC”) for each Pillar that will have the responsibilities set forth in Clause 3.2.3 below. Each JCC will coordinate, oversee and monitor each of the Parties’ activities under this MRCA with respect to the applicable Pillar.
1.1.2Membership. Each Party will designate up to three (3) representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of each JCC. The JCC will be comprised of an equal number of representatives from each of COMPASS, KCL and SLaM. Each Party may replace its JCC representatives at any time upon written notice to the other Parties. [***]. The lead co-chairperson or their designee shall be responsible for calling meetings, preparing, and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Such minutes will not be finalized until all JCC members have had an adequate opportunity to review and confirm the accuracy of such minutes.
1.1.3Specific Responsibilities of the JCC. Each JCC shall have the following responsibilities with respect to the applicable Pillar:
(a)review capital investment activities of each of the Parties and coordinate the activities of each of the Parties under such Pillar as set forth in the applicable Collaboration Plan, Project Plans and Project Contracts;
(b)discuss and attempt to address any scientific or technical issues arising in the course of each Party’s Development and Commercialization activities with respect to any deliverables in connection with or arising under such Pillar;
(c)evaluate, review and propose any amendments to the Collaboration Plan for such Pillar for review and approval by the JSC;
(d)determine the scope of each separate and distinct Project to be entered into by the applicable Parties with respect to the Pillar, including any subsequent expansion or other modification of such Project;
(e)determine the applicable Participating Parties, to be included in the applicable Project;
(f)review, discuss, and determine whether to approve the Projects proposed to the JCC by any one of the Parties and accompanying budgets prepared by the applicable Participating Parties for a Project, and any amendments to the Project Plans or accompanying budgets;
(g)determine when the Project Managers should be appointed for a particular Project and appoint the Project Managers;
(h)for each Project, establish and delegate specifically defined duties to the Project Managers for such Project;

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(i)review, discuss, and determine whether to approve any Project Contracts to be entered into by the Participating Parties as contemplated under the Collaboration Plan;
(j)review, discuss, and determine whether to approve each Project Plan developed by the applicable Project Managers for a Project;
(k)review, discuss, and determine whether to propose to the JSC any amendments to the Collaboration Plan for its Pillar;
(l)review the progress reports on the collaboration activities submitted by the Project Managers in accordance with Clause 3.3.2(e);
(m)address any issues or disputes arising from the conduct of the activities with respect to the Pillar;
(n)establish such additional Working Groups as it deems necessary to achieve the objective and intent of the applicable Project; and
(o)perform such other functions as appropriate to further the purposes of this MRCA as determined by the Parties.
1.3Project Managers.
1.1.1Appointment of the Project Managers. Promptly, but not more than thirty (30) days after the JCC approves a Project, the Participating Parties shall appoint a Project Manager for such Project that will have the responsibilities set forth in Clause 3.3.2 below. The Project Managers will coordinate, oversee and monitor each of the Participating Parties’ activities under this MRCA for the applicable Project.
1.1.2Specific Responsibilities of the Project Managers. The responsibilities of the Project Managers will be, with respect to the applicable Projects, to:
(a)assist the JCC to oversee all activities for the Project to be conducted by or on behalf of each of the Participating Parties;
(b)facilitate information sharing and cooperation among the Participating Parties with respect to the Project activities;
(c)prepare the initial Project Plan and any accompanying preliminary budgets for such Project for review and approval by the JCC;
(d)review and prepare amendments or updates to the applicable Project Plans [***];
(e)prepare regular progress reports of all Project activities and submit to the applicable JCC;
(f)resolve any disputes between the Participating Parties as to whether any Success Criteria for a Project has been met; and
(g)perform such other functions as appropriate to further the purposes of this MRCA as determined by the Parties.
1.4Working Groups. From time to time, the Parties, the JSC or the JCC may establish working groups (each, a “Working Group”) to oversee particular subject matters that crossover between Pillars and/or Projects. Each Working Group shall undertake the activities allocated to it herein or delegated to it by the Committee to which it reports. During

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the process of establishing a Working Group, such Working Group and the Committee to which it reports shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the Committee regarding (and with respect to which such advice-specific matters the Committee will resolve); provided, that the Parties acknowledge and agree that each Working Group is intended to function primarily in a supporting role providing advice to the Committee to which it reports, but that each Working Group will be best positioned to provide expedited guidance and decisions regarding certain operational matters as determined by the Committee to which such Working Group reports.
1.5Meetings.
1.1.1General. Each Committee will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than once per Calendar Quarter, unless otherwise agreed by the Parties. Each Committee will meet alternatively at COMPASS’s facilities, KCL’s facilities, and SLaM’s facilities or at such Locations as the Parties or the applicable Participating Parties may otherwise agree. Meetings of each Committee may be held by audio or video teleconference with the consent of each Party. The Alliance Manager of each Party will attend each meeting of any Committee as a non-voting participant. Each Party will be responsible for all of its own expenses of participating in any Committee meeting.
1.1.2Meeting Agendas. Each Party will disclose to the other Parties the proposed agenda items along with appropriate information at least five (5) Business Days in advance of each meeting of each Committee; provided that under exigent circumstances requiring any such Committee’s input, a Party may provide its agenda items to the other Parties within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Parties consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.
1.6Alliance Managers. Each of the Parties will appoint one or more individuals to manage Development and Commercialization obligations between the Parties (each, an “Alliance Manager”). The role of the Alliance Managers is to act as a single point of contact between the Parties. The Alliance Managers will attend all JSC meetings and the Alliance Managers or their respective designees will attend all Subcommittee meetings and will support the co-chairpersons of the JSC and each Subcommittee in the discharge of his or her responsibilities. Alliance Managers will be non-voting participants in all JSC and Subcommittee meetings. An Alliance Manager may bring any matter to the attention of the JSC or any Subcommittee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager will also:
(a)be the point of first referral in all matters of conflict resolution;
(b)provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues;
(c)identify and bring disputes to the attention of the JSC in a timely manner;
(d)plan and coordinate cooperative efforts and internal and external communications; and

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(e)take responsibility for ensuring that governance activities, such as the conduct of required JSC and Subcommittee meetings and production of meeting minutes, occur as set forth in this MRCA, and that the relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.
1.7Decision-Making.
1.1.1General Decision-Making Process. Each Party’s representatives on the JSC, each JCC, and each Subcommittee will, collectively, have one vote (each, a “Party Vote”) on all matters brought before such committee [***]. The JSC, each JCC, and each Subcommittee will make decisions as to matters within its jurisdiction by [***] Party Vote, which may be reflected in the minutes of the committee meeting or by an action by written consent signed by the co-chairperson appointed by each Party or his or her designee identified in writing. If the JSC cannot agree on a matter for which the JSC has decision-making authority within fifteen (15) days after the matter was first considered by the JSC, then [***], and (iv) for all other matters, Clause 3.7.2 shall apply. Notwithstanding any provision to the contrary set forth in this MRCA, none of the JSC, any JCC, nor any Subcommittee will have the authority to amend, modify, or waive compliance with this MRCA, which may only be implemented pursuant to a written amendment to this MRCA signed by all of the Parties. Except as otherwise expressly set forth in this MRCA, the phrase “determine,” “designate,” “approve,” or “determine whether to approve” by the JSC, a JCC, or any Subcommittee and similar phrases used in this MRCA will mean approval in accordance with this Clause 3.7, including the escalation and tie-breaking provisions herein. For the avoidance of doubt, matters that are specified in Clause 3.1.3, Clause 3.2.3 and Clause 3.3.2, to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by the Parties and are not subject to the voting and decision-making procedures set forth in this Clause 3.7.1.
1.1.2Decisions of the JSC. The JSC has the authority to resolve disputes within the jurisdiction of any JCC or any Subcommittee relating to matters specifically delegated to it or expressly specified in this MRCA and with respect to any other matter agreed to by the Parties in writing. The JSC has no authority other than the authority expressly provided under this MRCA. The JSC will use reasonable endeavours, in compliance with this Clause 3.7.2 to promptly resolve any such matter for which it has authority. Subject to Clause 3.7.1, if, after the use of reasonable endeavours, the JSC is unable to resolve any such matter referred to it by any JCC or Subcommittee or any matter with respect to the matters within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of for [***] Business Days, then a Party may refer such matter for resolution in accordance with Article 14.
1.8Authority. In furtherance thereof, each Party will retain the rights, powers and discretion granted to it under this MRCA and no such rights, powers or discretion will be delegated to or vested in the JSC, Subcommittee or any Working Group unless such delegation or vesting of rights is expressly provided for in this MRCA or the Parties expressly so agree in writing.
1.9ELT Coordination. At least once per Calendar Year during the Term, unless the Parties agree otherwise, members of each Party’s executive leadership team will meet (via audio or visual teleconference or in person) to discuss the activities conducted by the Parties with respect to the strategic collaboration under this MRCA.
Article 4
FINANCIAL CONTRIBUTION AND PAYMENT
1.1General. The general principles relating to the funding of the Master Activity Plan, the Collaboration Plans, and Project Plans are set forth in the Master Activity Plan Budget or the Project Budgets in accordance with this Article 4.

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1.2Budget Management. The Parties shall fund the Master Activity Plan in accordance with the Master Activity Plan Budget (which allocates budget to each of the Pillars). In turn, each Project shall be allocated a budget of its own from the budget allocated to the Project Contract from which that Project stems (“Project Budget”). The Finance Subcommittee shall coordinate [***] of the end of each Calendar Quarter each JCC shall deliver to the Finance Subcommittee a report detailing (and including all necessary supporting documentation) the actual Project spend versus the budgeted amounts for the previous Calendar Quarter (“Budget Report”). Each Budget Report will be considered Confidential Information [***]. If the actual spend in the previous Calendar Quarter is lower than the budgeted spend, the Finance Subcommittee shall provide for a credit to that Project Budget [***]. Any continuous [***] during the Project of up to [***] will automatically be rolled over and applied to the subsequent Calendar Quarters so that any underspend against budget in a relevant year or other period of four Calendar Quarters will be carried forward into the next year or the next Calendar Quarter as the case may be. If the actual spend in the previous Calendar Quarter is higher than the budgeted spend, the Finance Subcommittee shall, provided that the difference is within ten percent (10%) of the budgeted amount, credit such difference from the MAP Budget for such Pillar to the relevant Project Budget. In the event the difference is greater than ten percent (10%) (either over or under), the Finance Subcommittee will review the Project Budget in toto to determine if the funds can be reallocated within the relevant Calendar Quarters to cover the overage or adjust for the underage. If they are unable to adjust the full budget to accommodate the overage or underage, the matter will be referred to the JCC for resolution. The JCC shall deliver a final reconciliation Budget Report to the Finance Subcommittee detailing the actual Project spend versus the budgeted amounts for the entire term of the Project. If the actual total spend is lower than the total budgeted spend, the Finance Subcommittee shall credit such underspend to the MAP Budget for such Pillar. For avoidance of doubt, if the actual total Project spend is [***]. Participating Parties agree to use the funds in accordance with the budget and nothing in this Agreement shall be interpreted to require each of the Participating Parties to fund more than its share of a budget without their express written agreement.
1.3Expenses. With respect to each Project, none of the Participating Parties shall be responsible for any cost or expenses not included in the approved Project Budget in the corresponding Project Contract, further provided, unless expressly provided otherwise in the Project Plan:
1.1.1none of the Participating Parties shall charge any pass-through costs not included in the budget without the prior written consent of the other Participating Parties; and
1.1.2to the extent that a Participating Party charges any pass-through costs to another Participating Party, no mark-up (including any mark-up to any exchange rate used to convert the currency of any payments) shall be added.
1.4Project Expense Reports. The Parties will ensure that the applicable Project Managers prepare and submit an account of all income and expenditure in connection with the Projects quarterly to the corresponding JCC.
1.5Design and Development Management Costs. The Parties agree that the Project Budget for the Model Clinical Pillar shall include the Design and Development Management Costs, [***]. In consideration of SLaM undertaking project management activities in relation to the design, development and refurbishment of the property known as Maudsley Hospital or 5 Windsor Walk and new build at the Bethlem Hospital site, [***]. The Parties acknowledge that the amounts set out in Schedule 9 (Estimated Management Costs) are estimates only. In the event the actual costs incurred by SLaM in the provision of the project management activities contemplated in this Clause 4.5 [***].
1.6Milestone Payments Across Pillars. The applicable Party(ies) shall promptly notify the JSC in writing following the achievement of all applicable milestone(s) [***]. If

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such milestone is achieved prior to or on the corresponding Target Date as defined and set forth in the Master Activity Plan, the Finance Subcommittee shall coordinate payment for the milestone payment in the amount equal to the corresponding Investment Amount (if applicable), and within thirty (30) days after COMPASS’s receipt of any invoice in respect of the applicable Investment Amount, COMPASS shall remit the applicable Investment Amount to [***]. For avoidance of doubt, COMPASS is not obligated to pay any amounts to any of the other Participating Parties under [***] unless and until the JSC confirms that the applicable milestones set forth in [***] have been successfully achieved. Each of the Parties shall act reasonably when determining whether or not a milestone has been achieved.
1.7Payments Among Parties within a Specific Pillar. Within a specific Pillar, the Finance Subcommittee shall ensure that payments between the Parties shall be made in accordance with the financial terms as set forth in the Project Budget and as implemented by the corresponding Project Contracts.
1.8Pre-Trial Activities Costs. Where the relevant Participating Parties have undertaken the Pre-Trial Activities but have not entered into a Project Contract (for example, due to a failure to obtain the required regulatory approvals for the relevant clinical trials), the Participating Party that has incurred reasonable and documented costs in respect of the Pre-Trial Activities in advance of entering into the Project Contract and the paying Participating Party has expressly agreed to such Pre-Trial Activities being performed in advance of entering into a Project Contract, Participating Party shall invoice and the paying Participating Party shall reimburse such Participating Party for such costs in accordance with Clause 4.12.
1.9External Funding. Unless otherwise stated in the relevant Project Contract, for any Project where there is External Funding, the allocation of the External Funding will be as set out in the corresponding Project Plan unless the applicable Participating Parties unanimously agree otherwise in writing. Claims for any External Funding will be made through the Project Managers for such Project. Each of the Participating Parties will provide sufficient information to the Project Managers to allow the appropriate Participating Party to claim the External Funding (the “Funding Receiving Party”) [***]. Each of the Participating Parties will certify its claims for any External Funding in such way as may be necessary to allow the Funding Receiving Party to give any certificate required by the Funding Body in relation to those claims.
1.10Records. Each Party will keep complete and accurate accounts of its expenditures on the activities contemplated by this Agreement. Such books and records shall be maintained for at least seven (7) years following the latter of termination or completion of the Project and shall be made available for inspection, copying and audit by the other Parties, upon reasonable notice by the other Participating Parties, for the sole purpose of determining the accuracy of amounts invoiced thereunder.
1.11VAT. Unless any VAT exemption applies, all amounts are exclusive of VAT which the Party making the Financial Contribution will pay at the rate from time to time prescribed by law.
1.12Invoices and Payment. With respect to each Project, all invoices must include an invoice number, date, and itemized reconciliation to the line item of the relevant budget. Invoices shall be sent to each Parties’ designated contact person(s) with a copy to the Finance Subcommittee. Unless expressly provided otherwise in a Project Contract, all payments due under this Agreement shall be made within [***] to the designated bank account of the applicable Academic Party in U.K. pound sterling.
1.13Late Payment. If any Party fails to make any undisputed payment due to another Party under this Agreement, without prejudice to any other right or remedy available to that other Party, that other Party may charge interest (both before and after any judgement) on the amount outstanding, on a daily basis at the rate of four (4) percent per annum above the base rate of Barclays Bank PLC from time to time in force. That interest will be

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calculated from the date of the last date for payment to the actual date of payment, both dates inclusive, and will be compounded quarterly. The Party that is late paying will pay that interest on demand. No Party shall have the right to offset any amount owed to such Party by another Party under one Project against any amounts owed by such Party to the other Party under any other Project(s).
1.14Inspection. The Parties will ensure that each JCC allows an independent chartered accountant appointed by any Party, at that Party’s expense, to examine the accounts and records relating to any Project under such JCC’s supervision provided:
1.1.1at least fourteen (14) days written notice is given in advance to such JCC or the Project Managers;
1.1.2the inspection or examination takes place during normal working hours; and
1.1.3the Party appointing the accountant and the accountant will keep confidential any information that it may acquire in the exercise of its rights under this Clause 4.12.
1.15Accountant Appointment. Any Party to which another Party is obliged to make payments under the Project Contracts may appoint an independent chartered accountant, at its own expense, to examine the accounts and records of the Party which is obliged to make payments to it provided:
1.1.1at least fourteen (14) days written notice is given in advance to the Party whose accounts and records are to be inspected;
1.1.2the inspection or examination takes place during that Party’s normal working hours; and
1.1.3the inspecting Party and the accountant will keep confidential any information that it may acquire in the exercise of its rights under this Article 4.
Article 5
OTHER REGULATORY & COMPLIANCE MATTERS
1.1Compliance with Law. Each Party shall comply with all Applicable Laws. Each Party shall provide to each of the other Parties any and all information, reasonably requested by such other Party to enable such other Party to comply with Applicable Law requirements.
1.2Cooperation. The Parties will confer and cooperate with one another through the JSC or the JCC (or as directed by the JSC, through a Subcommittee) and in accordance with this Agreement with respect to all matters relating to this Agreement.
1.3Restrictions and Approvals. To the extent there are any restrictions as to the performance of the activities in a certain Territory as specifically set forth in the Collaboration Plan, the Participating Parties shall comply with such restrictions. Each of the Participating Parties shall obtain and maintain all regulatory approvals, licences, consents and approvals necessary to allow it to carry out the tasks allotted to it in the corresponding Project Contract.
Article 6
CONFIDENTIALITY
1.1Term of Confidentiality Obligations. Except as otherwise provided in this Article 6, during the Term of this Agreement and [***] expiration of this Agreement

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thereafter (or, for any trade secret of the Disclosing Party, for so long as such Confidential Information qualifies as a trade secret of the Disclosing Party under Applicable Law), each Party (the “Receiving Party”) agrees that it will keep the disclosing party’s (the “Disclosing Party”) Confidential Information confidential and use it solely in accordance with the terms and conditions of this Agreement.
1.2Confidentiality and Non-Use Obligations. Each Party agrees that all Confidential Information disclosed to such Party or any of such Party’s Affiliates by or on behalf of the Disclosing Party or an Affiliate of the Disclosing Party:
1.1.1will not be used by the Receiving Party or its Permitted Recipients except as [***] in order to further the purposes of this Agreement; and
1.1.2will be maintained in confidence by the Receiving Party and such Party’s Affiliates, with a degree of care that is not less than the Receiving Party typically exercises with respect to its own Confidential Information and in any case with not less than reasonable care.
1.3Disclosures to Permitted Recipients. Each Party agrees that such Party and such Party’s Affiliates will provide Confidential Information received from the Disclosing Party or an Affiliate of the Disclosing Party only on a need-to-know basis and only to the Receiving Party’s and its Affiliates’ employees, directors, consultants, and advisors (collectively, “Permitted Recipients”), solely under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, and provided that each Party will remain responsible for any failure by its Permitted Recipients to treat such information and materials as required under Clause 6.2. Neither Party shall allow access to the Confidential Information of the other Party to any Permitted Recipient who does not require such access in order to accomplish the purposes of this Agreement. Receiving Party and its Affiliates will use at least the same standard of care as it uses to protect its own most valuable confidential information, and in any case not less than reasonable care, to ensure that its Permitted Recipients do not disclose or make any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.
1.4Exceptions to Confidential Information Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information:
1.1.1was known or used by the Receiving Party or such Party’s Affiliates prior to its date of disclosure to the Receiving Party other than under an obligation of confidentiality or non-use at the time of disclosure;
1.1.2becomes available to the Receiving Party from a Third Party, other than the Disclosing Party, that lawfully has possession of and the right to disclose such Confidential Information without the breach of any contractual, legal or fiduciary obligation to the Disclosing Party or any Third Party;
1.1.3at the time of disclosure hereunder was generally available to the public or known to parties reasonably skilled in the field to which such information pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;
1.1.4after disclosure hereunder becomes generally available to the public, except through breach of this Agreement by, or other act or omission of, the Receiving Party; or

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1.1.5is independently developed by or for the Receiving Party, as evidenced by contemporaneous written records, without reference to or reliance upon the Confidential Information of the Disclosing Party.
Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.
1.5Trade Secrets, Responsibility for Compliance with Confidentiality and Non-use Obligations.
1.1.1The Receiving Party will be responsible for any intentional misuse, misappropriation of trade secrets or breach of this Article 6 by the Receiving Party, its Affiliates, or its Permitted Recipients of the Disclosing Party’s Confidential Information.
1.1.2The Receiving Party will promptly notify the Disclosing Party in writing of the Receiving Party becoming aware of any actual or threatened disclosure, intentional misuse, misappropriation of trade secrets or other actual or threatened breach of this Article 6 by any other Person.
1.6Cooperation. If at any time the Disclosing Party brings, or investigates the possibility of bringing, any claim against any Person for intentional misuse, misappropriation of trade secrets or breach of this Article 6, then the Receiving Party, upon the request and at the expense of the Disclosing Party, will cooperate with and assist the Disclosing Party in the investigation or pursuit of such claim, and provide the Disclosing Party with any information in the possession of the Receiving Party that may be of use to the Disclosing Party in the investigation or pursuit of such claim.
1.7Authorized Disclosures of Provisions of Agreement. A Receiving Party may disclose Confidential Information of a Disclosing Party or the terms of this Agreement to the extent that such disclosure is:
1.1.1made in response to a valid order of a court of competent jurisdiction or other governmental authority of competent jurisdiction, provided that the Receiving Party will (i) notify the Disclosing Party of any such disclosure requirement or request as soon as practicable; (ii) cooperate with and reasonably assist the Disclosing Party (at the Disclosing Party’s cost) if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure; (iii) furnish only that portion of the Confidential Information which is responsive to such requirement or request; and (iv) mark any such outgoing communication as “Confidential.”
1.1.2otherwise required by Applicable Law (including any securities law or regulation or the rules of a securities exchange or as a requirement in filing for an International Nonproprietary Name (INN) or the like) including by the rules or regulations of the Financial Conduct Authority (the “FCA”) or similar regulatory agency in a country other than the U.K., or of any stock exchange or other securities trading institution; provided that the Party subject to such disclosure requirement will, if reasonably practicable under the circumstances, provide the other Party with a reasonable opportunity to review and comment in advance on the disclosing Party’s proposed disclosure and such disclosing Party will consider in good faith any comments thereon provided by the other Party. Such Party will exercise at least a reasonable standard of care and take commercially reasonable steps to protect Confidential Information of the Disclosing Party and disclose only such portion of Confidential Information of the Disclosing Party, if at all, as is reasonably required to be

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disclosed; further provided, that the Disclosing Party will provide the Receiving Party with reasonable notice of such disclosure in advance thereof to the extent practicable;
1.1.3made by the Receiving Party to governmental authorities as required in connection with any application, filing, or similar requests from Regulatory Authorities; provided, however, that reasonable measures will be taken to assure confidential treatment of such information; and provided, further, that the Confidential Information disclosed will be limited to that information required in connection with such application, filing, or similar request from Regulatory Authorities;
1.1.4made by the Receiving Party, in the performance of this Agreement or in connection with the exploitation of any product, to Affiliates, collaboration partners, permitted sublicensees and their respective employees, consultants, contractors, representatives or agents, each of whom has a need to know such Confidential Information in order to perform the Receiving Party's obligations or exercise the Receiving Party's rights under this Agreement and whom, prior to disclosure, must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Clause 6, provided that the Receiving Party will use diligent efforts to cause such Persons to comply with the restrictions on use and disclosure in this Clause 6 and will be liable for and indemnify the Disclosing Party for any breach of such Persons;
1.1.5each Party shall have the right to disclose such terms to investors, bona fide potential investors, collaborators, business partners, sublicensee(s), bona fide potential business partners, lenders, bona fide potential lenders, acquirers, bona fide potential acquirers, and investment bankers in connection with licensing, financing and acquisition activities, and due diligence processes related to such activities, provided that any such Third Party has entered into a written obligation with the Disclosing Party to treat such information and materials as confidential on terms no less restrictive than those set forth herein (and each Party will remain responsible for any failure by any of the foregoing Persons, to whom a Receiving Party may disclose Confidential Information, to comply with such terms);
1.1.6a disclosure of the terms of this Agreement made in accordance with Clause 9.2 (Publication, Publicity); and
1.1.7In the event that this Agreement will be included in any report, statement or other document filed by COMPASS or an Affiliate of COMPASS with the FCA or similar regulatory agency in a country other than the U.K. or any stock exchange or other securities trading institution, COMPASS will use, or will cause such Affiliate, as the case may be, to use, reasonable endeavours to obtain confidential treatment from the FCA, similar regulatory agency, stock exchange or other securities trading institution of any Academic Parties’ proprietary technical data, Know-How, and trade secrets concerning any Academic Parties’ proprietary methods, Academic Parties’ equipment and techniques, Academic Parties’ facilities and its design and operation, as well as financial information or other information of a competitive or confidential nature, and will include in such confidentiality request such provisions of this Agreement as may be reasonably requested by such Academic Parties.
1.8Remedies. The Receiving Party acknowledges that a breach by it of any of the terms of this Agreement would cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages. Accordingly, the Receiving Party agrees that, in addition to all other remedies available to the Disclosing Party in an action at law, in the event of any breach or threatened breach by the Receiving Party of the terms of this Agreement, the Disclosing Party will, without the necessity of proving actual damages or posting any bond or other security, be entitled to seek temporary and permanent injunctive relief, including, but not limited to, specific performance of the terms of this Agreement.

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1.9No Licenses. Except as expressly provided in Article 8 hereof, no right or license, either express or implied, is granted under any Intellectual Property Right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise. The Parties agree that each Party has and will retain sole and exclusive rights of ownership in and to any Confidential Information of such Party.
Article 7
DATA PROTECTION
1.1General. Each of the Parties acknowledges and agrees the following in relation to Personal Data processed in connection with this MRCA:

1.1.1except as contemplated under this Article 7, a Project Contract or any data sharing agreement agreed between the Parties, including substantially in the form set out in Schedule 6, each of the Parties intends that it will not share any Personal Data with any of the other Parties, or any Third Party Controllers, as a result of the Collaboration Mission given effect to by this MRCA or otherwise;
1.1.2the sharing of Personal Data in respect of a particular Project which is entered into pursuant to the Sponsored Research Pillar or the Investigator Initiated & Academic Studies Pillar, shall be governed by the relevant Project Contract entered into by the Participating Parties;
1.1.3if one or more of the Parties intends to share with or transfer to one or more of the other Parties, or any Third Party, any Personal Data in respect of a particular Project which is entered into pursuant to the Model Clinic Pillar, the Real World Data / Evidence Pillar (solely to the extent it applies to the CRIS dataset) or the Training Pillar, except to the extent such data is generated or shared under the Sponsored Research Pillar or the Investigator Initiated & Academic Studies Pillar, that such sharing or transferring of Personal Data will be governed and regulated by the provisions of a data sharing agreement to be entered into by the relevant Parties, in substantially the form of the template data sharing agreement set out in Schedule 6, unless the Parties, acting reasonably, agree otherwise; and
1.1.4any Project Contract entered into by one or more of the Parties, in accordance with Clause 7.1(c) above shall set out which of the Parties is a Controller, Joint Controller or Processor under Data Protection Laws (as applicable to each Project).
1.4Joint Controllership. Where any Project Contract entered into in relation to Clause 7(1)(c) above indicates that any of the Academic Parties are joint Controllers with COMPASS with regards to any of the Personal Data processed pursuant to this MRCA, the Parties shall agree a responsibility matrix in writing prior to carrying out any processing of Personal Data contemplated under the relevant Project Contract. This responsibility matrix shall set out each of the relevant Party’s responsibility for performing the obligations imposed on Controllers under Data Protection Laws (particularly relating to transparency and Data Subject rights) and shall be appended to the relevant Pillar Overview Plan once agreed. The Parties shall agree a written summary of this responsibility matrix which can be made available to Data Subjects on request.
Article 8
INTELLECTUAL PROPERTY RIGHTS
1.1Ownership Generally. Ownership of Intellectual Property Rights shall be governed by the relevant Project Contract between the Participating Parties; notwithstanding, as among the Parties:
1.1.1COMPASS owns [***] in and to COMPASS’s Background IP;

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1.1.2KCL owns [***] in and to KCL’s Background IP; and
1.1.3SLaM owns [***] in and to SLaM’s Background IP.
1.2Works. The Parties acknowledge that during the Term of this Agreement and pursuant to the Collaboration Plans, the Parties will be creating and developing Works and other deliverables. For each Project, the Parties’ respective Intellectual Property Rights ownership (including joint ownership where applicable) and licences in respect of these Works and deliverables shall be governed by [***].
1.3Commercialization of Products. All Commercialization matters shall be determined on a Project-by-Project basis and set forth in the applicable Collaboration Plan or Project Plan and Project Contract, including [***].
Article 9
PUBLICATION AND PUBLICITY
1.1Publication. COMPASS agrees that the Academic Parties and the employees of the Academic Parties shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results arising under this Agreement subject to this Article 9 and the publication policy described in the applicable Collaboration Plan provided that any material for public dissemination will be submitted to COMPASS for review at least sixty (60) days (or the time limit specified in the applicable Collaboration Plan if longer) prior to submission for publication, public dissemination, or review by a publication committee.
1.1.1Each Academic Party agrees, and shall ensure that their representatives agree, that all reasonable comments made by COMPASS in relation to a proposed publication by such Academic Parties and their representatives shall be considered by the Academic Parties in good faith prior to the publication.
1.1.2Each Academic Party acknowledges that COMPASS may present at symposia, national or regional professional meetings, and publish in journals, theses or dissertations, or otherwise of their own choosing, [***]. In the event COMPASS coordinates a multi-centre publication, the participation of the representatives of any Academic Party as a named author shall be determined in accordance with COMPASS’s policy and generally accepted standards for authorship as further set out in Clause 9.1.4. If any representatives of any of the Academic Parties is a named author of the multi-centre publication, such person shall have access to the clinical trial data from all clinical trial sites as necessary to participate fully in the development of the multi-centre publication.
1.1.3During the period for review of a proposed publication referred to in Clause 9.1 above, COMPASS shall be entitled to make a reasonable request to the Academic Parties that publication be delayed for a period of up to three (3) months from the date of first submission to COMPASS in order to enable COMPASS to take steps to protect its proprietary information and/or Intellectual Property Rights and Know How and the Academic Parties shall not unreasonably withhold their consent to such a request. The Academic Parties shall not unreasonably withhold or delay their consent to a request from COMPASS for an additional delay of up to a maximum further three (3) months if, in the reasonable opinion of COMPASS, COMPASS’s proprietary information and/or Intellectual Property Rights and Know How might otherwise be compromised or lost.
1.1.4Any publication made in connection with this Agreement shall give each Party and its personnel appropriate credit and/or recognition for co-authorship in accordance with academic standards for contributions made by such Party or its personnel, provided that authorship involving any of the Parties’ personnel is subject to that Party’s prior consent.

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1.1.5Except as expressly provided in this Agreement, none of the Parties shall use the name, logo, or trademark of any other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, the Parties shall be free to disclose, without the requirement of each of the other Party’s prior written consent, the existence of this Agreement, the identity of the other Parties, and a general description of the Projects. The restrictions imposed by this Clause 9.1.5 shall not prohibit each of the Parties from making any disclosure identifying the other Parties that, in the reasonable opinion of the disclosing Party’s counsel, is required by Applicable Law.
1.2Publicity; Press Releases. Notwithstanding Clause 6.7 of this Agreement, upon the execution of this Agreement, the Parties shall have the option to issue a mutually agreed joint press release regarding the subject matter of this Agreement. After such initial joint press release, none of the Parties shall issue a press release or public announcement relating to this Agreement without [***] except that a Party may issue such a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement.
1.1.1The Parties recognize that either Academic Party may from time-to-time desire to issue press releases, public statement, or disclosures regarding the activities conducted, or the data, information, or results generated, pursuant to this Agreement (“Public Release”). In such event, such Academic Party shall provide COMPASS with a written copy (or an outline of any proposed oral disclosure) of the proposed Public Release for review and approval as soon as practicable prior to publication or disclosure thereof. The Parties shall consult with each other reasonably and in good faith with respect to the text, content, and timing of such Public Release prior to the issuance thereof. Any Public Release will present data, information, or results disclosed therein in a factual, balanced, and non-misleading manner that discloses any limitations in the study design. In addition, such Public Release will also disclose information regarding possible conflicts of interest, including, by way of example, funding or other support from a Third Party.
1.1.2If COMPASS reasonably requests modifications to the Public Release to prevent disclosure of trade secret or proprietary business information, failing to disclose conflicts of interest, or failing to present the data, information, or results in a factual, balanced, and non-misleading manner (acting reasonably), the Academic Parties shall edit such Public Release to prevent the disclosure of such information prior to publication or disclosure of such Public Release. COMPASS may not unreasonably withhold, condition, or delay consent to such Public Release by [***]; provided however either Academic Party may make disclosures to any applicable regulatory authority as it determines, based on advice of counsel, which is reasonably necessary to comply with Applicable Laws. In such event, such Academic Party shall provide COMPASS with advance notice of legally required disclosures to the extent practicable, and to the extent possible [***].
1.1.3No other Public Release shall be made, either directly or indirectly, by either Academic Party without first obtaining the written approval of COMPASS; provided however, once any Public Release has been approved in accordance with this Clause 9.2, then such Academic Party may appropriately communicate information contained in such permitted Public Release.
1.1.4[***]. In no event shall the Academic Parties present COMPASS in a manner that would materially denigrate or diminish the goodwill associated with the COMPASS trademark and tradename.
1.1.5Except as required by Applicable Law, none of the Parties shall make any representations or commitments on any of the other Party’s behalf, nor use any of the

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other Party’s name or trademarks in any public disclosure, without such other Party’s prior written permission which such other Party may withdraw at any time.
Article 10
REPRESENTATIONS AND WARRANTIES
1.1Representations of Authority. Each Party represents and warrants that it has full corporate right, power and authority to enter into this Agreement and Project Contracts and to perform its respective obligations under this Agreement and that it has the right to grant to the other Parties the licenses and sublicenses (as applicable) granted pursuant to this Agreement.
1.2Consents. Each Party represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement and the activities contemplated hereby have been obtained by the Effective Date.
1.3No Conflicts. Each Party represents and warrants to the other Parties that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and intellectual property transferred, including any licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Applicable Law or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.
1.4Enforceability. Each Party represents and warrants to the other Parties that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.
1.5Exclusivity Covenant. Each of the Parties acknowledges that, pursuant to the Lease relating to the new building to be constructed at the Bethlem Hospital, [***]
10.5.1    Maudsley Hospital or 5 Windsor Walk. Notwithstanding anything to the contrary in this Agreement, during the term of the Maudsley Hospital (4 Windsor Walk) Lease, none of the Academic Parties shall, directly or indirectly, use such leased premises [***]. When (i) the Bethlem Hospital facility is available for use for trials or research [***]
10.5.2    Bethlem Hospital. Notwithstanding anything to the contrary in this Agreement, during the term of the Bethlem Hospital Lease, none of the Academic Parties shall, directly or indirectly, use such leased premises [***]; further provided that as between the parties, such permission shall remain within its sole discretion. Further provided and solely for clarity, in relation to the Bethlem Hospital site, it is understood that SLaM reserves certain rights to occupy parts of that building [***]. Upon expiration or termination of the Bethlem Hospital Lease [***].
1.6Commitment of Efforts. During the Term, each of the Parties shall dedicate adequate resources in a timely manner, to fulfil its obligations under this Agreement and such obligations shall, in respect of each of the Academic Parties include without limitation a requirement to cause its investigators and other medical personnel to dedicate adequate time and efforts to enable each of the Academic Parties to fulfil its obligations under this Agreement.
Article 11
INDEMNIFICATION AND LIMITATION OF LIABILITY

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1.1Indemnification by COMPASS. COMPASS will indemnify KCL and SLaM and each of their directors, officers, employees, representatives and agents against any and all damages, loss, actions, costs, and expenses (including the cost of reasonable legal and/or professional fees) (collectively, “Losses”) in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands of Third Parties (“Claims”) to the extent arising from or resulting from any negligence or material breach by COMPASS of this Agreement provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which either KCL or SLaM is obligated to indemnify COMPASS under Clauses 11.2 and 11.3.
1.2Indemnification by KCL. KCL will indemnify COMPASS and SLaM and each of their directors, officers, employees, representatives and agents against any and all Losses in connection with any and all Claims to the extent arising from or resulting from any negligence or material breach by KCL of this Agreement provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which either COMPASS or SLaM is obligated to indemnify KCL under Clauses 11.1 and 11.3.
1.3Indemnification by SLaM. SLaM will indemnify COMPASS and KCL and each of their directors, officers, employees, representatives and agents against any and all Losses in connection with any and all Claims to the extent arising from or resulting from any negligence or material breach by SLaM of this Agreement provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which either COMPASS or KCL is obligated to indemnify SLaM under Clauses 11.1 and 11.2.
1.4Indemnification Procedure. Upon receipt of notice of any Claim that may give rise to a right of indemnity from any Party hereto, another Party seeking indemnification (the “Indemnified Party”) will give prompt written notice thereof to such Party, (the “Indemnifying Party”) of the Claim for indemnity. Such Claim for indemnity will indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party will [***] provided that:
1.1.1the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense;
1.1.2the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party; and
1.1.3the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement.
The Indemnifying Party will not, in defense of any such Claim, settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnified Party or imposes additional obligations (financial or otherwise) on such Indemnified Party, without the prior express written consent of such Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party will only be liable to the Indemnified Party for such reasonable legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnifying Party will be liable for all reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense thereof and the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of

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the same without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if (a) appropriate and related to the Third Party Claim in question and (b) reasonable in the judgment of the Indemnifying Party, in making any counterclaim against the Person asserting the Third Party Claim, or any cross complaint against any Person.
1.5Limitations of Liability.
1.1.1No Party shall limit or exclude its liability in respect of:
(a)death or personal injury caused by negligence;
(b)fraud or fraudulent misrepresentation; or
(c)any liability which cannot be limited by Applicable Law.
1.1.2SUBJECT TO CLAUSE 11.5.1 AND OTHER THAN FOR BREACH OF ARTICLE 6 (CONFIDENTIALITY) OR ARTICLE 7 (DATA PROTECTION) OF THIS AGREEMENT, EACH PARTY’S LIABILITY UNDER THIS AGREEMENT HOWSOEVER ARISING WILL NOT EXCEED THE AMOUNT PAID OR PAYABLE UNDER THIS AGREEMENT. FOR AVOIDANCE OF DOUBT, THE PROVISIONS RELATING TO THE PARTIES’ LIABILITY IN RESPECT OF THE PROJECTS SHALL BE SET OUT IN THE RELEVANT PROJECT CONTRACT.
1.1.3INDIRECT LOSS. IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER PARTIES FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL, LOSS (INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF BUSINESS, OR LOST SAVINGS) WHETHER ARISING IN TORT OR ON ANY OTHER BASIS.
1.1.4No Additional Remedies. Notwithstanding anything to the contrary set forth herein or in any Project Contract, (a) all claims (whether directly between or among the Parties thereto or any Third Party claims) arising out of the activities or subject matter of such Project Contract shall be resolved solely by such Project Contract; (b) no Party shall have any rights or recourse under this Agreement if such claim can be addressed by such Project Contract; and (c) no Party shall have any right or recourse with respect to any claims directly between or among the Parties or any Third Party claims under both this Agreement and the Project Contract.
1.6Insurance. Each Party will, at its own expense, obtain and maintain insurance (or in the case of SLaM where relevant, equivalent arrangements through schemes operated by the National Health Service Litigation Authority) with respect to the activities under this Agreement in such amount and subject to such deductibles and other limitations customarily maintained by similar entities. Each Party will provide a copy of such insurance policy to the other Parties upon request.
1.7Inspection. Subject to applicable regulations and restrictions, including those related to patient privacy and insurance requirements, each Party shall allow the other Parties or their representatives or property insurance company representatives, at any time with reasonable advance notice, to inspect, test, observe the testing of, or examine fire protection and security equipment, systems, and procedures.
1.8Certificates. Each Party shall on request provide certificates of insurance evidencing the above coverage to the other Parties. Each Party shall list the other Parties as additional insured on the commercial general liability and umbrella policies. None of the

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Parties shall materially change or cancel any of the insurance certificates relating to this Agreement without providing thirty (30) days’ prior written notice to the other Parties.
Article 12
TERM AND TERMINATION
1.1Term and Termination. The Term of this Agreement shall begin on the Effective Date and shall terminate on a [***] at the later of (a) ten (10) years; or (b) the termination or expiration of all Project Contracts in such Pillar (“Term”). The Parties may agree to extend the Term by written agreement of all of the Parties. Each Project Contract may be terminated in accordance with its terms and shall govern the effects of termination of such Project. Notwithstanding anything to the contrary set forth herein, this MRCA may be terminated by a Party as follows:
1.1.1immediately upon the delivery of written notice by one Party to another Party, if any other Party is in material breach of any of the provisions of this MRCA or any Project Plan and such breach is capable of being cured and is not cured within [***] after receipt of written notice identifying such breach [***]; or
1.1.2if all of the Collaboration Plans are not timely agreed-upon pursuant to Clause 2.1(c); or
1.1.3if a Party experiences an Insolvency Event; or
1.1.4if a Party has committed a Prohibited Act.
1.2Termination by Academic Parties. The Academic Parties may terminate this Agreement with immediate effect on a written notice to COMPASS if a change of Control occurs where the party acquiring Control of COMPASS is a Restricted Third Party.

1.3Termination for Patent Challenge by COMPASS. In the event that Institution or Trust, directly or indirectly, brings, assumes, or participates in, or knowingly, wilfully or recklessly assists in bringing, a dispute or challenge, to the validity, patentability, priority, inventorship, ownership or enforceability of any Patent Rights controlled by COMPASS [***], then COMPASS shall be entitled to terminate this Agreement in its entirety immediately upon written notice to the other Parties.
Article 13
EFFECTS OF TERMINATION
1.1General. Upon expiration or termination of this MRCA, all rights and licenses granted by any Party under this MRCA shall immediately terminate (except to the extent necessary to conduct wind-down activities). As soon as reasonably practicable but no later than six (6) months from the Effective Date, the Parties shall work together through the JSC and each of the JCCs in good faith to adopt a plan to wind-down activities [***], including overseeing the termination or completion of any ongoing Projects and the disposition of rights and obligations pursuant to Project Contracts (“Wind-down Plan”). The Wind-down Plan shall be appended to this Agreement. The Wind-down Plan will provide for any activities that are ongoing as of the effective date of termination or expiration (if any) in a [***] in compliance with all Applicable Laws. Further it will provide for (i) the disposition of any Confidential Information or Know How not accounted for in each of the Project Contracts, if any; and (ii) a mechanism by which all activities [***] may be transitioned to COMPASS or its designee. The Parties shall review the Wind-down Plan each year and if required, amend the Wind-down Plan in accordance with the provisions of this Agreement.
1.2Survival. Expiration or termination of this MRCA or any Project for any reason will not relieve the Parties of any obligation accruing prior to such expiration or

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termination and any other provision that by its terms is intended to survive termination or expiration of this MRCA or such Project, together with any definitions used or schedules referenced therein, will survive termination or expiration of this MRCA or such Project.
1.3Return of Confidential Information. Unless otherwise expressly provided for in the Wind-down Plan, upon any expiration or termination of this MRCA, each Party will, at the other Parties’ option, promptly return or destroy any of such other Parties’ Confidential Information (including all Know-How) in its possession or control within [***] of the date of termination; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information [***], or to perform its obligations, under the surviving provisions of this MRCA (including, without limitation any and all license or sublicense rights expressly made to survive termination or expiration hereof); and (b) any portion of the Confidential Information of the other Parties which a Party is required by Applicable Law to retain.
1.4Other Effects of Termination. Effects of termination specific to a particular [***] Project upon termination of this MRCA in its entirety, shall be set forth in the applicable [***] Project Contract.
Article 14
DISPUTE RESOLUTION
1.1General. The Parties recognize that disputes as to certain matters may arise from time to time during the Term of this Agreement that relate to a Party’s rights or obligations hereunder (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation, except as otherwise provided herein. The Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement. The Parties shall negotiate in good faith and use commercially reasonable efforts to settle any Dispute under this Agreement.
1.2Escalation
1.1.1Referral to the Joint Steering Committee. If the JSC, in consultation with the Alliance Managers, does not resolve any Dispute submitted to it for resolution pursuant to Clause 3.7.2 within [***] Business Days after such submission, or in the event that the JSC deadlocks on any other matter within its jurisdiction and such deadlock exists for [***] Business Days (each, an “Unresolved Committee Matter”), such matter shall be resolved pursuant to Clause 14.2.2.
1.1.2Referral to the Designated Officers. With respect to (a) Unresolved Committee Matters and (b) upon written notice by a Party to another Party, all other disputed matters outside the jurisdiction and authority of the Committees shall be referred to the Designated Officers for resolution. The Designated Officers shall meet for attempted resolution by good faith negotiations within [***] Business Days after such matter is referred to the Designated Officers.
1.1.3Unresolved Officer Disputes. If any disputed matter is not resolved by the Designated Officers within [***] Business Days after such matter is referred to them, or such longer period as the Designated Officers may collectively agree, then such matter shall be resolved as set forth in Clause 14.3.
1.3Dispute Resolution Procedure. If the Parties have not resolved the Dispute in accordance with Clause 14.2.3, then the Parties will attempt to settle such dispute by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure or any other model mediation procedure as agreed by the Parties. To initiate a mediation, a Party may give notice in writing (a “Mediation Notice”) to the other Parties requesting mediation of the dispute and shall send a copy thereof to CEDR or an

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equivalent mediation organisation as agreed by the Parties asking them to nominate a mediator with experience in the pharmaceutical industry. Based on mediator availability, the mediation shall commence within twenty (20) Business Days of the mediator being named. Neither Party will [***]. Thereafter, Paragraph 14 of the CEDR Model Mediation Procedure will apply (or the equivalent paragraph of any other model mediation procedure agreed by the Parties). The Parties will co-operate with any person appointed as mediator, providing them with such information and other assistance as they shall require and will [***].
1.4Alternative Action. With respect to any dispute subject to this Article 14, the parties agree that: (i) any relevant time period related to the matter that is that subject of such dispute shall be [***] during any dispute resolution proceeding pursuant to this Article 14; (ii) any provision of Applicable Law notwithstanding, they will not request [***] against any Party; (iii) the provisions of this Article 14 shall not prohibit either Party from seeking [***] to restrain any breach or threatened breach of this Agreement at any time; and (iv) nothing in this Article 14 shall in any way affect the Parties’ right to terminate this Agreement in accordance with any of its terms or to [***].
Article 15
FREEDOM OF INFORMATION AND ENVIRONMENTAL INFORMATION REGULATIONS
1.1General. For clarity, any and all agreements entered into pursuant to this Agreement between the Parties as shall be subject to this Article 15. No Academic Party shall be in breach of this Agreement if it makes disclosures of information in accordance with FOIA or EIR in accordance with this Article 15.
1.2COMPASS Obligations. COMPASS acknowledges that each Academic Party may be subject to the requirements of FOIA and EIR. COMPASS shall:
1.1.1provide all necessary assistance and cooperation as reasonably requested by any of the Academic Parties to enable the relevant Academic Party to comply with its obligations under the FOIA and EIR;
1.1.2transfer to the relevant Academic Party all Requests for Information it receives relating to activities under this Agreement as soon as practicable and in any event within two (2) Business Days of receipt;
1.1.3use reasonable efforts to provide the relevant Academic Party with a copy of all information belonging to the relevant Academic Party requested in the Request For Information which is in its possession or Control, in the form that the relevant Academic Party reasonably requires within five (5) Business Days (or such other period as the relevant Academic Party may reasonably specify) of the relevant Academic Party's request for such Information; and
1.1.4not respond directly to a Request for Information unless authorised in writing to do so by the relevant Academic Party or required by Applicable Law.
1.3Disclosure. COMPASS acknowledges that each Academic Party may be required under the FOIA or EIR to disclose information (including Confidential Information). Each of the Academic Parties shall promptly notify COMPASS of a Request for Information (in accordance with the Cabinet Office's Freedom of Information Code of Practice issued under section 45 of the FOIA) and its intended response to the request. The Academic Party will be responsible for determining in its discretion what information it will disclose in compliance with FOIA or EIR; provided, however, [***] that any Confidential Information disclosed will be limited to that information which is legally required to be so disclosed by such FOIA or EIR.

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1.4Co-operation of the Academic Parties. Each of the Academic Parties shall co-operate with the other Academic Party in relation to any Requests for Information to the extent required in order to enable the other Academic Party to comply with any Request for Information under FOIA or EIR.
Article 16
PROHIBITED ACTS
1.1Prohibited Acts. The Parties must not commit any Prohibited Act. If any of the Parties or its employees or agents (or anyone acting on its or their behalf) commits any Prohibited Act in relation to activities contemplated by this Agreement with or without the knowledge of the other Parties, the Parties so affected will be entitled:
1.1.1to terminate this Agreement under Clause 12.1.4 and to recover from the Party that committed the Prohibited Act the amount of any loss resulting from the termination; and
1.1.2to recover from the Party that committed the Prohibited Act the amount or value of any gift, consideration or commission concerned; and
1.1.3to recover from the Party that committed the Prohibited Act any loss or expense sustained in consequence of the carrying out of the Prohibited Act or the commission of the offence.
Article 17
MISCELLANEOUS
1.1Notices. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if delivered in person, mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) Business Day following the date of mailing. Notices sent by overnight courier shall be deemed received the day delivered by the courier (provided it maintains a record tracking the date of delivery). Notices delivered in person shall be deemed received as of the date of delivery:
If to COMPASS:
Fora SoHo, 2nd floor
33 Broadwick St, London W1F 0DQ
United Kingdom
Attn: [***]
E-mail: [***]
with a copy to:
3rd Floor, 1 Ashley Road,
Altrincham, Cheshire, WA14 2DT,
United Kingdom
Attn: Legal
E-mail: [***]
If to KCL:
Institute of Psychiatry, Psychology & Neuroscience (IoPPN)
King's College London, Room E2.09, PO72 De Crespigny Park, Denmark Hill, London SE5 8AF

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United Kingdom
Attn: [***]
E-mail: [***]

If to SLaM:
South London and Maudsley NHS Foundation Trust
Trust Headquarters, 1st Floor, Maudsley Hospital, Denmark Hill, London SE5 8AZ, United Kingdom
Attn: [***]
E-mail: [***]
With a copy to:
[***]
Attn:        [***]
    E-mail:        [***]
Except where notice is required to be given under this Agreement, it is understood and agreed that this Clause 17 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
1.2Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by a Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that any Party may assign this Agreement without the other Parties’ consent [***]; and provided, further, that the relevant Affiliate assignee, Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement, provided however, notwithstanding the foregoing, in the event that such Third Party [***], then the prior written consent of the Academic Parties shall be required to any assignment or transfer to that Third Party of COMPASS’s rights and / or obligations under this Agreement, such consent not to be unreasonably withheld, conditioned or delayed.
The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement. Any attempted assignment not in accordance with this Clause 17.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
1.3Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.
1.4Force Majeure. Neither Party will be deemed to be in breach of this Agreement as a result of default, delay or failure to perform by such Party that results from any cause beyond the reasonable control of such Party that could not reasonably be foreseen by such Party, including without limitation, fire, earthquake, acts of God, acts of war, terrorism, strikes, lockouts, or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of Applicable

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Laws by such Party), epidemics or pandemics (including COVID-19 and its variants (a “Force Majeure Event”). In the event of any such Force Majeure Event, the Party affected will promptly notify the other Party, will use commercially reasonable efforts to overcome such Force Majeure Event, and will keep the other Party informed with respect thereto. The Party not subject to such Force Majeure Event may terminate this Agreement with respect to any Project if [***].
1.5Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of England and Wales and each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
1.6Entire Agreement; Amendments. This Agreement, together with any exhibits or schedules attached hereto (each of which is hereby incorporated herein by reference), sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all agreements, understanding, promises and representations made prior to the date hereof, whether written or oral, with respect thereto are hereby superseded and of no further force and effect. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein or as may be agreed otherwise in writing by the parties. No amendment or modification of this Agreement will be binding upon the Parties unless made in writing, makes specific reference to this Clause 17, and duly executed by authorized representatives of both Parties.
1.7Waiver. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.
1.8Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
1.9Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
1.10Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
1.11Performance by Affiliates. Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly

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granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and such Party shall remain liable hereunder for the prompt payment and performance of all of their respective obligations hereunder.
1.12Further Actions. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
1.13Counterparts, Electronic Execution. This Agreement may be in three or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Furthermore, the words “execution,” “signed,” “signature,” and words of similar import in the Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law.

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In Witness Whereof, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
COMPASS PATHFINDER LIMITED

By:
Name:
Title:
SOUTH LONDON AND MAUDSLEY NHS FOUNDATION TRUST

By:
Name:
Title:
KING’S COLLEGE LONDON

By:
Name:
Title:________________________________

Signature page to MRCA

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SCHEDULE 1 MASTER ACTIVITY PLAN
SCHEDULE 2 COLLABORATION PLAN
SCHEDULE 3 FORM OF PROJECT PLAN
SCHEDULE 4 MAUDSLEY HOSPITAL RENOVATION AND LEASE ARRANGEMENT
SCHEDULE 5 BETHLEM HOSPITAL BUILD AND LEASE ARRANGEMENT
SCHEDULE 6 TEMPLATE DATA SHARING AGREEMENT
SCHEDULE 7 MODEL CLINICAL TRIAL AGREEMENT
SCHEDULE 8 TEMPLATE INVESTIGATOR INITIATED CLINICAL TRIAL AGREEMENT
SCHEDULE 9 DEVELOPMENT MANAGEMENT AGREEMENT; ESTIMATED MANAGEMENT COSTS